Exhibit (a)(1)(C)

CASCADE MICROTECH, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS

NOTICE OF WITHDRAWAL

To Steve Sipowicz (the “Exchange Administrator”):

I previously signed, dated and delivered an Election Form in which I elected to accept the Offer, as described in Cascade Microtech, Inc.’s Offer to Exchange Certain Outstanding Options for Restricted Stock Units dated January 29, 2009, including all attachments thereto (the “Offer to Exchange”), made available to Eligible Employees holding Eligible Options of Cascade Microtech, Inc. (the “Company” or “Cascade Microtech”). Defined terms not explicitly defined herein shall have the same definitions as in the Offer to Exchange.

I now wish to change my previous election and reject Cascade Microtech’s Offer. I understand that by signing this Notice of Withdrawal and delivering it to the Exchange Administrator, I will be withdrawing my acceptance of the Offer, and rejecting the Offer, in its entirety.

I understand that in order to reject the Offer, I must properly complete, sign and date this Notice of Withdrawal and deliver it to the Exchange Administrator, as provided in the Instructions to the Notice of Withdrawal, prior to the Expiration Time.

By rejecting the Offer I understand that I will not receive any New Awards, and I will keep my Eligible Options. These Eligible Options will continue to be governed by the equity incentive plans under which they were granted and the existing option agreements between Cascade Microtech and me.

I understand that I may change this election and re-accept the Offer by delivering a new properly completed, signed and dated Election Form to the Stock Administrator in accordance with the instructions to the Election Form prior to the Expiration Time.

I have completed and signed the following exactly as my name appears on my previously delivered Election Form.

I do not accept the Offer to exchange Eligible Options held by me for New Awards.

Optionee Signature	Employee ID

Optionee Name (Please print)	E-mail Address Date and Time

AFTER PROPERLY COMPLETING, SIGNING AND DATING THIS ELECTION FORM, PLEASE DELIVER IT TO THE EXCHANGE ADMINISTRATOR PRIOR TO THE EXPIRATION TIME (CURRENTLY EXPECTED TO BE 5:00 PM, U.S. PACIFIC TIME, ON FEBRUARY 27, 2009, UNLESS CASCADE MICROTECH EXTENDS THE OFFER) VIA HAND DELIVERY OR FACSIMILE TO (503) 601-1414.

THE EXCHANGE ADMINISTRATOR INTENDS TO SEND YOU AN EMAIL CONFIRMATION WITHIN TWO (2) BUSINESS DAYS OF RECEIPT.

INSTRUCTIONS TO THE NOTICE OF WITHDRAWAL

1. Delivery of Notice of Withdrawal. A properly completed, signed and dated Notice of Withdrawal (or a facsimile of it) must be delivered to the Exchange Administrator at Cascade Microtech, Inc., 2430 NW 206th Avenue, Beaverton OR 97006, via hand delivery or facsimile at (503) 601-1414, prior to the Expiration Time (currently 5:00 p.m., U.S. Pacific Time, on February 27, 2009, unless Cascade Microtech extends the Offer).

The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. You should allow sufficient time to ensure timely delivery.

The Exchange Administrator intends to send you an email confirmation within two (2) business days of receipt of this Notice of Withdrawal. If you have not received such an email confirmation, it is your responsibility to ensure that this Notice of Withdrawal has been received prior to the Expiration Time. Although it is our intent to send you a confirmation of receipt of this Notice of Withdrawal, by signing this Notice of Withdrawal (or a facsimile of it), you waive any right to receive any notice of the receipt of this Notice of Withdrawal, except as may be provided in the Offer to Exchange.

Although by submitting a Notice of Withdrawal of your election, you have withdrawn your election to exchange your Eligible Options, you may change your mind and re-accept the Offer prior to the Expiration Time. However, you may not rescind your election to withdraw and any attempt to do so will thereafter be deemed not properly made for purposes of the Offer. To change your mind and re-accept the Offer, you must deliver a new properly completed, signed and dated Election Form to the Exchange Administrator in accordance with the instructions to the Election Form prior to the Expiration Time. You must indicate on the new Election Form that it replaces a previously submitted Notice of Withdrawal in the check box provided on the form. To obtain an Election Form, please contact the Exchange Administrator at (503) 601-1000 or steven.sipowicz@cmicro.com. Upon the receipt of such a new properly completed, signed and dated Election Form, the previously submitted Notice of Withdrawal will be disregarded and will be considered replaced in full by the new Election Form.

2. Other Information on This Notice of Withdrawal. In addition to signing this Notice of Withdrawal, you must print your name and indicate the date and time at which you signed. You must also include your email address and your employee identification number.

3. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange, this Notice of Withdrawal or any other materials referenced in this Notice of Withdrawal, should be directed to the Exchange Administrator at (503) 601-1000 or steven.sipowicz@cmicro.com.

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